Exhibit 99.1

                Fossil Completes Acquisition of Michele Watches

    RICHARDSON, Texas, April 14 /PRNewswire-FirstCall/ -- Fossil, Inc. (Nasdaq: FOSL) announced today that it has completed the acquisition of Tempus International Corp. (d/b/a Michele Watches) based in Miami, Florida for approximately $50 million in cash. Tempus manufactures, markets and distributes watches under the MW(R) and MW Michele(R) brand labels.

    Tempus will continue to be run by Jack Barouh, the President of Tempus, from its offices in Miami, Florida and Geneva, Switzerland. Steve Bock, President of Fossil's Luxury Division commented, "We are excited by the many expansion opportunities that Michele watches presents us, especially in Europe and the Far East. Michele has established a business with increasing momentum and we look forward to capitalizing on this strength by utilizing the powerful platform we have created to further develop the brand. We believe our proven track record for integrating and expanding licensed and owned brands places us in an excellent position for the Michele brand to reach its full potential."

    Michele Watches focuses on designing, manufacturing, marketing and distributing luxury watches under the MW and MW Michele brands. Launched as a fine watch brand in the United States in the fall of 2000 with its CSX Diamond Collections, Michele Watches quickly became a leader in its category at luxury retailers including Neiman Marcus, Saks Fifth Avenue, and better independents. The company's involvement in every detail of the production of their watches has made them a standout brand in the industry. As consumer desires for unique and fashionable timepieces have grown more sophisticated, so has Michele Watches' commitment to high style.

    Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principle offerings include an extensive line of watches sold under the Company's propriety brands FOSSIL, RELIC and ZODIAC as well as licensed brands for some of the most prestigious companies in the world including EMPORIO ARMANI, BURBERRY, DKNY and DIESEL. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses under the FOSSIL and RELIC brands, jewelry under the FOSSIL and EMPORIO ARMANI brands and FOSSIL apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at www.fossil.com . Additionally, certain product, press release and SEC filing information concerning the Company is available on the website.

    Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth on the Company's Current Report on Form 8-K dated June 25, 2003.

SOURCE  Fossil, Inc.
    -0-                             04/14/2004
    /CONTACT: Lois Schrager of Paul Wilmot Communications, +1-212-206-7447, or lschrager@greatpress.com , for Tempus International Corp.; or Mike Kovar, Chief Financial Officer of Fossil, Inc., +1-972-699-2229; or Allison Malkin, Investor Relations of Integrated Corporate Relations, +1-203-222-9013, for Fossil, Inc./
    /Web site:  http://www.fossil.com /
    (FOSL)

CO:  Fossil, Inc.; Tempus International Corp.; Michele Watches
ST:  Texas, Florida
IN:  HOU REA FAS
SU:  TNM